EXHIBIT 99.1
PRESS RELEASE Contacts: Courtney Guertin, Public Relations Specialist 401-457-9501 courtney.guertin@lintv.com

LIN TV Announces Appointment of New Vice President Controller

PROVIDENCE, R.I., March 26, 2009 - LIN TV Corp. (NYSE: TVL), a local television and digital media company, today announced the appointment of Nicholas N. Mohamed as Vice President Controller, effective on March 31, 2009. Mr. Mohamed will replace William Cunningham who has resigned effective March 31, 2009 to pursue other opportunities.

Mr. Mohamed joins LIN TV from Sensata Technologies, Inc., where he held the position of Director, Finance Mergers & Acquisitions (M&A). While in that role, he led all finance aspects of M&A activities, including due diligence, target valuation, deal structuring, financing, post-close finance integration, and divestiture. Prior to Sensata Technologies, Mr. Mohamed worked in PricewaterhouseCoopers’ New York, NY office, as Director, Transaction Services in the Global Capital Markets Group.

Mr. Mohamed will oversee LIN TV’s day-to-day finance, accounting, and treasury operations. He will report to Richard J. Schmaeling, LIN TV’s Senior Vice President Chief Financial Officer.

In announcing the appointment, Richard Schmaeling said: “I want to thank Bill for his hard work on behalf of LIN TV and wish him well in his future endeavors. We welcome Nick to the team and look forward to building on the progress of our core business functions. His financial expertise and proven experience will ensure continued accuracy and efficiency of LIN TV’s financial operations and further position our company for growth and success.”

Mr. Mohamed earned his Bachelor of Science in Accounting from Georgetown University and is a Certified Public Accountant.

About LIN TV

LIN TV Corp., along with its subsidiaries, is a local television and digital media company, owning and/or operating 27 television stations in 17 U.S. markets, all of which are affiliated with a national broadcast network. LIN TV’s highly-rated stations deliver important local news and community stories, along with top-rated sports and entertainment programming, to 9% of U.S. television homes, reaching an average of 11 million households per week.

LIN TV is also a leader in the convergence of local broadcast television and the Internet through its television station web sites and a growing number of local online innovations that reach 15% of U.S. broadband households. LIN TV is traded on the New York Stock Exchange under the symbol “TVL”. Financial information about the company is available at www.lintv.com.